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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                               INTELLIPHONE, INC.

     The following Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereto:

                                ARTICLE 1.  NAME

          The name of the corporation is ChoiceTel Communications, Inc.

                          ARTICLE 2.  REGISTERED OFFICE

          The address of the registered office of the corporation is 800 LaSalle Avenue, Suite 2800, Minneapolis, Minnesota 55402-2015.

                          ARTICLE 3.  AUTHORIZED SHARES

          The total number of shares of capital stock which the corporation is authorized to issue shall be 20,000,000 shares, consisting of 15,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of undesignated preferred stock, par value $.01 per share ("Preferred Stock"). The board of directors of the corporation is hereby authorized to provide, by resolution or resolutions adopted by such board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by the Minnesota Business Corporation Act, Section 302A.401, or any successor provision.

                        ARTICLE 4.  NO CUMULATIVE VOTING

          No holder of shares of capital stock of the corporation shall have any cumulative voting rights.

                        ARTICLE 5.  NO PREEMPTIVE RIGHTS

          The shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the corporation.

                         ARTICLE 6.  DIRECTOR LIABILITY

          To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any



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repeal or modification of the foregoing provisions of this Article 6 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                     ARTICLE 7.  WRITTEN ACTION BY DIRECTORS

          Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number and type of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.


          The undersigned, as Vice President and Chief Financial Officer of Intelliphone, Inc., certifies that the attached Amended and Restated Articles of Incorporation were approved by the Board of Directors and adopted by the Shareholders of Intelliphone, Inc. on April 18, 1997, in accordance with 302A.135 of the Minnesota Statutes.

          IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles this 18th day of April, 1997.

                              By: /s/ Jack Kohler
                                  ----------------------------------
                                   Jack Kohler, Vice President and
                                       Chief Financial Officer


State of Minnesota   )
                     ) ss
County of Hennepin   )

     On this 18th day of April, 1997 appeared before me, a Notary Public within and for said County and State, Jack Kohler, to me known to be the Vice President and Chief Financial Officer of Intelliphone, Inc., the person named in and who executed the foregoing Articles of Amendment and acknowledged to me that he executed the same as his true act and deed.

                                    /s/ Jill L. Noreen
                                    -------------------------------------
                                              Notary Public